Exhibit 5.1

August 23, 2006

DigitalFX International, Inc.
3035 East Patrick Lane, Suite 9
Las Vegas, Nevada 89120

     Re:     DigitalFX International, Inc.
             Registration Statement on Form SB-2

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form SB-2 (the "REGISTRATION STATEMENT") to which this letter is attached as Exhibit 5.1 filed by DigitalFX International, Inc., a Florida corporation (the "COMPANY"), in order to register under the Securities Act of 1933, as amended (the "ACT"), 22,407,352 shares of Common Stock of the Company and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Act.

     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

     Based on the foregoing, we are of the opinion that the issuance of the 22,407,352 shares of Common Stock of the Company has been duly authorized, and such shares are either validly issued, fully paid and non-assessable or, upon issuance pursuant to the exercise of outstanding common stock purchase warrants, will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                              Very truly yours,

                              /s/  Stubbs Alderton & Markiles, LLP

                              STUBBS ALDERTON & MARKILES, LLP